EXHIBIT 3.10

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

ZIONS BANCORPORATION

Pursuant to the provisions of Sections 16-10a-1001, et. seq, UTAH CODE ANNOTATED (1953), as amended, ZIONS BANCORPORATION (the “Corporation”) hereby adopts these Articles of Amendment to its Restated Articles of Incorporation:

1. The name of the Corporation is ZIONS BANCORPORATION.

2. By this amendment (the “Amendment”), Article IX of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE IX

The number of directors of this corporation shall not be less than three. The number of directors shall be fixed by the Bylaws. The number of directors may be increased or decreased from time to time by amendment to the Bylaws.

Except with respect to any director who may be elected solely by the holders of any classes or series of Preferred Stock, commencing with the 2010 annual meeting of the shareholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting. Directors elected at the 2007 annual meeting of shareholders shall hold office until the 2010 annual meeting of the shareholders; directors elected at the 2008 annual meeting of shareholders shall hold office until the 2011 annual meeting of shareholders; and directors elected at the 2009 annual meeting of shareholders shall hold office until the 2012 annual meeting of shareholders. In all cases, directors shall hold office until their respective successors are elected by the shareholders and have been qualified. Directors who may be elected solely by the holders of any classes or series of Preferred Stock shall serve for such term or terms and pursuant to such other provisions as are specified pursuant to Article VIII.

Any director may be removed at any time, but only by the affirmative vote of the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

The names of the directors and their addresses as originally stated in the Articles of Incorporation are as follows:

Roy W. Simmons	Salt Lake City, Utah
Louis H. Callister	Salt Lake City, Utah
William P. Harlin	Salt Lake City, Utah
J. T. Cole	Salt Lake City, Utah
W.H. Dobson	Salt Lake City, Utah

3. By this Amendment, Article XVI of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE XVI

These Restated Articles of Incorporation may be amended, altered, changed, or repealed in any manner prescribed by statute; provided, however, an affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote shall be required to amend, alter, change or repeal the third paragraph of Articles IX, or any provision of Article X or and XVI or any other provision hereof if the amendment, alteration, change or repeal would restrict, limit or alter the power or authority of the Board of Directors or any other officer or agent of the corporation; would vest any powers of the corporation in any other officer or agent other than the Board of Directors, or officers and agents appointed by or under the authority of the Board of Directors; would require the approval of any shareholders in order for the Board of Directors or any officer or agent to take any action; or would change the number of directors, the quorum requirements for any meeting of the Board of Directors, the vote by which it must act in connection with any matter, the manner of calling or conducting meetings of directors, or the place of such meetings.

4. The date of the adoption of the Amendment by the shareholders of the Corporation was June 2, 2009.

5. As of March 31, 2009, the record date of the meeting of shareholders at which the Amendment was approved, there were outstanding 115,335,668 shares of the Corporation’s Common Stock, without par value, the only class of shares of the Corporation entitled to vote and to be counted with respect to the adoption of the Amendment, each share of which was entitled to one (1) vote on the adoption of the Amendment.

6. The number of votes indisputably represented at the meeting of shareholders at which the Amendment was adopted was 86,265,306, and the number of votes cast for the adoption of the Amendment was 81,164,240, the number of votes cast against the adoption of the Amendment was 5,101,066, with no abstentions. The number of votes cast for the adoption of the Amendment was sufficient under the Corporation’s Restated Articles of Incorporation and applicable law for the approval of the Amendment.

The undersigned does hereby acknowledge, under penalties of perjury, that these Articles of Amendment to the Restated Articles of Incorporation is the act and deed of the Corporation, and that the facts herein stated are true.

DATED this 30th day of June 2009.

ZIONS BANCORPORATION

By:	/s/ Thomas E. Laursen
Thomas E. Laursen
Its Secretary

3